 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-254465
PROSPECTUS
CCO HOLDINGS, LLC and
CCO HOLDINGS CAPITAL CORP.
Offer to Exchange
$2,900,000,000 Principal Amount of 4.500% Senior Notes due 2032 of CCO Holdings, LLC and CCO Holdings Capital Corp. which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 4.500% Senior Notes due 2032 issued by CCO Holdings, LLC and CCO Holdings Capital Corp. on March 18, 2020 and any and all outstanding 4.500% Senior Notes due 2032 issued by CCO Holdings, LLC and CCO Holdings Capital Corp. on October 13, 2020

•
This exchange offer expires at 5:00 p.m., New York City time, on May 10, 2021, unless extended.

•
No public market currently exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

CCO Holdings, LLC and CCO Holdings Capital Corp. hereby offer to exchange any and all of the $2,900,000,000 aggregate principal amount of their 4.500% Senior Notes due 2032 (the “new notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement of which this prospectus is part, for a like principal amount of their 4.500% Senior Notes due 2032 (the “original notes” and together with the “new notes,” the “Notes”) outstanding on the date hereof upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of instruction (which together constitute the exchange offer). The Issuers reserve the right to furnish a letter of transmittal to the holders at a later date. This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act and which are identified by CUSIP Nos. 1248EP CJ0, U12501 BG3 and U12501 BK4. The terms of the new notes are identical in all material respects to those of the original notes, except for certain transfer restrictions and registration rights relating to the original notes. The new notes will be issued pursuant to, and entitled to the benefits of our Indenture dated as of May 23, 2019, as supplemented by our Fourth Supplemental Indenture, dated as of March 18, 2020, each among CCO Holdings, LLC, CCO Holdings Capital Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee.

You should carefully consider the risk factors beginning on page 11 of this prospectus before deciding whether or not to participate in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 12, 2021.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION
CCO Holdings files annual, quarterly, current reports and other information with the Securities and Exchange Commission (“SEC”). We are incorporating by reference certain information of CCO Holdings filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings of CCO Holdings made with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished but not filed) prior to the termination of this offering:
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CCO Holdings’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 5, 2021 (the “Annual Report”); and

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CCO Holdings’ Current Reports on Form 8-K filed with the SEC on February 3, 2021, February 24, 2021 and March 4, 2021 (excluding any information furnished but not filed).

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. These SEC filings are available to the public at the SEC’s website at www.sec.gov. In addition, our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.spectrum.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Charter Communications, Inc.
400 Atlantic Street, 10th Floor
Stamford, CT 06901
Attention: Investor Relations
Telephone: (203) 905-7801

i

In order to ensure timely delivery, Holders must request the information from us no later than ten business days before the Expiration Date.
THE ISSUERS HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.
YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND THE MAILING OF THIS PROSPECTUS SHALL NOT CREATE AN IMPLICATION TO THE CONTRARY.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections entitled “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus, including the Annual Report. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward- looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “focused on” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, in the annual reports, in the documents incorporated by reference herein and in the other periodic reports and other reports or documents that CCO Holdings, LLC files from time to time with the SEC, and include, but are not limited to:
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our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

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the impact of competition from other market participants, including, but not limited to, incumbent telephone companies, direct broadcast satellite (“DBS”) operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;

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general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to our customers, our vendors and local, state and federal governmental responses to the pandemic;

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our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);

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our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

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any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

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the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;

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the ability to hire and retain key personnel;

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the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

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our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross- default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

CERTAIN DEFINITIONS
When used in this offering memorandum (other than the section “Description of Notes”), the following capitalized terms have the meanings set forth below:
“CCO” means Charter Communications Operating, LLC, a Delaware limited liability company.
“CCO Capital” means Charter Communications Operating Capital Corp., a Delaware corporation.
“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company.
“CCO Holdings Capital” means CCO Holdings Capital Corp., a Delaware corporation.
“Charter” means Charter Communications, Inc., a Delaware corporation.
“Charter Holdco” means Charter Communications Holding Company, LLC, a Delaware limited liability company.
“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company.
“Credit Agreement” means the Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 26, 2019, and as amended as of October 24, 2019, among CCO Holdings, CCO, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.
“Equally and Ratably Secured Indebtedness” means obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes and any other outstanding (now or in the future) indebtedness that has a pari passu lien on the collateral securing the obligations under the Credit Agreement, the Existing Secured Notes and the Existing TWC Notes, the holders of which indebtedness are subject to an intercreditor agreement.
“Existing Secured Notes” means the previously issued secured debt securities of CCO and CCO Capital outstanding on the date hereof.
“Existing TWC Notes” means: (i) TWC’s 4.000% notes due 2021, (ii) TWC’s 5.750% notes due 2031, (iii) TWC’s 6.550% debentures due 2037, (iv) TWC’s 7.300% debentures due 2038, (v) TWC’s 6.750% debentures due 2039, (vi) TWC’s 5.875% debentures due 2040, (vii) TWC’s 5.500% debentures due 2041, (viii) TWC’s 5.250% notes due 2042, (ix) TWC’s 4.500% debentures due 2042, (x) TWCE’s 8.375% debentures due 2023 and (xi) TWCE’s 8.375% debentures due 2033.
“GAAP” means accounting principles generally accepted in the United States.
“Issuers” means, collectively, CCO Holdings and CCO Holdings Capital.
“TWC” means Time Warner Cable, LLC, a Delaware limited liability company.
“TWCE” means Time Warner Cable Enterprises LLC, a Delaware limited liability company.

SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.”
You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”
CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp. (“CCO Holdings Capital”) are subsidiaries of CCH I Holdings, LLC, which is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCO Holdings is a holding company with no operations of its own, and CCO Holdings Capital is a company with no operations of its own and no subsidiaries. CCO Holdings and its direct and indirect limited liability company subsidiaries are managed by Charter. CCO Holdings Capital and CCO Capital are each managed by a board of directors. Charter is a holding company with no operations of its own whose principal asset is a controlling equity interest in Charter Communications Holdings, LLC and an indirect owner of Charter Communications Operating, LLC (“CCO”) under which all of the operations reside. For a chart showing our current ownership structure, see page 3.
Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of CCO Holdings and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of December 31, 2020.
The terms “we,” “us” and “our,” as used in this prospectus refer to CCO Holdings and its direct and indirect subsidiaries on a consolidated basis.
Our Business
We are a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through our Spectrum brand. Over an advanced high-capacity, two-way telecommunications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage, sports and high-quality original programming to our customers through Spectrum Networks and Spectrum Originals.
The COVID-19 pandemic and measures taken to prevent its spread impacted our business and presented significant challenges throughout 2020. To reduce the transmission of COVID-19, federal, state and local governments implemented a wide range of restrictions on business and individual activities, including closures or limitations on the operations of businesses along with restrictions on large gatherings, travel and other actions to promote or enforce physical distancing. Despite these restrictions, we have continued to deliver our services uninterrupted across our footprint. The pandemic has significantly impacted how our customers use our products and services, how they interact with us, and how our employees work and provide services to our customers. The impacts of COVID-19 have significantly impacted our results of operations during the year ended December 31, 2020 and we expect that there will continue to be impacts through 2021.
Our ability to successfully operate our business and deliver services during the COVID-19 pandemic is a result of investments we have made in our network, our employees and our systems. Our operating and investment strategy has allowed us to sustain and accelerate our customer and financial growth during the pandemic.
We cannot predict the ultimate impact of COVID-19 on our business, including the depth and duration of the economic impact to household formation and growth, our residential and business customers’ ability to pay for our products and services including the impact of extended unemployment benefits and other stimulus packages and the long term impact on our business, including from consumer behavior, after the pandemic is over. Some of the COVID-19 programs discussed in the Annual Report may result in incremental churn and bad debt in 2021 and may have accelerated demand into 2020. In addition, there is uncertainty regarding the impact of government emergency declarations, the ability of our suppliers and vendors to provide products and services to us, the pace of new housing construction, changes in business spend in our local and national ad sales business, the effects to our employees’ health and safety and resulting reorientation of our work activities, and the risk of limitations on the deployment and maintenance of our services (including by limiting our customer support and on-site service repairs and installations).
Although the ultimate impact of the COVID-19 pandemic cannot be predicted, we remain focused on driving customer relationship growth by deploying superior products and services packaged with attractive pricing. Further, we expect to continue to drive customer relationship growth through sales of bundled services and improving customer retention despite the expectation for continued losses of video and wireline voice customers.
Our Spectrum Mobile service is offered to customers subscribing to our Internet service and runs on Verizon’s mobile network combined with Spectrum WiFi. In 2020, we launched 5G service offerings and refreshed our device offerings with new 5G models which we expect will contribute to continued growth of our mobile business. Our Spectrum Mobile bring-your-own-device (“BYOD”) program lowers the cost for consumers of switching mobile carriers, and reduces the short-term working capital impact of selling new mobile devices on installment plans. We also continue to explore ways to drive even more mobile traffic to our network. In October 2020, we purchased approximately $464 million of Citizens Broadband Radio Service (“CBRS”) Priority Access Licenses and intend to use the licenses along with unlicensed CBRS spectrum to build our own 5G mobile network which we plan to use in combination with our mobile virtual network operator and WiFi network to enhance the customer’s experience and improve our cost structure.
Recent Developments
On March 4, 2021, CCO and CCO Capital issued (i) $1.5 billion aggregate principal amount of 3.500% senior secured notes due 2041 at 99.544% of the aggregate principal amount, (ii) $1.0 billion aggregate principal amount of 3.900% senior secured notes due 2052 at 99.951% of the aggregate principal amount and (iii) $500 million aggregate principal amount of 3.850% senior secured notes due 2061 at 94.668% of the aggregate principal amount which formed a part of the same series as the $1.35 billion aggregate principal amount of 3.850% senior secured notes due 2061 issued on December 4, 2020. The net proceeds from the sale were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness and to pay related fees and expenses.
On February 19, 2021, the Issuers delivered to the holders of the 5.750% senior notes due 2026 a notice of conditional partial redemption. On March 4, 2021, the Issuers delivered a supplemental notice of partial redemption to the holders of the 5.750% senior notes due 2026, which thereby provided notice that the condition for partial redemption had occurred. On March 22, 2021, the Issuers will redeem $750 million aggregate principal amount of their 5.750% senior notes due 2026 at the redemption price of $1,028.75 per $1,000 principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.
Our Corporate Information
Our principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.spectrum.com. Our periodic reports and Current Reports on Form 8-K, and all amendments thereto, are available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.
Legal Entity Structure
The chart below sets forth our entity structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership percentages shown below are approximations. Unless otherwise noted, indebtedness amounts shown below are principal amounts as of December 31, 2020.

Public Shareholders
Charter Communications, Inc. ("Charter")
100%
(Intermediate holding companies)
Advance/Newhouse Partnership ("A/N")
88.7%
11.3%
Exchangeable common and preferred units representing approximately 11.3% common equity interest with voting rights, on an if-converted, if-exchanged basis
Charter Communications Holdings, LLC ("Charter Holdings")
(Intermediate holding companies)
CCO Holdings, LLC ("CCO Holdings")
CCO Holdings Capital Corp. ("CCO Holdings Capital")
(Co-Issuers of $24.3 billion principal amount of senior notes)(1)
Charter Communications Operating, LLC ("Charter Operating")/
Charter Communications Operating Capital Corp. ("CCO Capital")
(Borrowers under $10.2 billion credit facilities and co-issuers of $34.8 billion principal amount of senior secured notes)(2)
Time Warner Cable, LLC ("TWC, LLC")
(Issuer of $10.9 billion principal amount of notes and debentures)(3)
Operating Subsidiaries
Time Warner Cable Enterprises LLC ("TWCE")
(Issuer of $2.0 billion principal amount of debentures)(4)
Substantially all of these entities are guarantors or obligators, as applicable, under the Charter Operating notes, the Credit Agreement, the TWC, LLC notes and debentures, the TWCE debentures, and a mortgage note.
Operating Subsidiaries

(1)
CCO Holdings/CCO Holdings Capital:

4.000% senior notes due 2023 ($500 million aggregate principal amount outstanding)
5.750% senior notes due 2026 ($2.5 billion aggregate principal amount outstanding)
5.500% senior notes due 2026 ($1.5 billion aggregate principal amount outstanding)

5.875% senior notes due 2027 ($800 million aggregate principal amount outstanding)
5.125% senior notes due 2027 ($3.25 billion aggregate principal amount outstanding)
5.000% senior notes due 2028 ($2.5 billion aggregate principal amount outstanding)
5.375% senior notes due 2029 ($1.5 billion aggregate principal amount outstanding)
4.750% senior notes due 2030 ($3.05 billion aggregate principal amount outstanding)
4.500% senior notes due 2030 ($2.75 billion aggregate principal amount outstanding)
4.250% senior notes due 2031 ($3.0 billion aggregate principal amount outstanding)
4.500% senior notes due 2032 ($2.9 billion aggregate principal amount outstanding)
(2)
CCO/CCO Capital:

4.464% senior secured notes due 2022 ($3.0 billion aggregate principal amount outstanding)
Senior secured floating rate notes due 2024 ($900 million aggregate principal amount outstanding)
4.500% senior secured notes due 2024 ($1.1 billion aggregate principal amount outstanding)
4.908% senior secured notes due 2025 ($4.5 billion aggregate principal amount outstanding)
3.750% senior secured notes due 2028 ($1.0 billion aggregate principal amount outstanding)
4.200% senior secured notes due 2028 ($1.25 billion aggregate principal amount outstanding)
5.050% senior secured notes due 2029 ($1.25 billion aggregate principal amount outstanding)
2.800% senior secured notes due 2031 ($1.6 billion aggregate principal amount outstanding)
2.300% senior secured notes due 2032 ($1.0 billion aggregate principal amount outstanding)
6.384% senior secured notes due 2035 ($2.0 billion aggregate principal amount outstanding)
5.375% senior secured notes due 2038 ($800 million aggregate principal amount outstanding)
6.484% senior secured notes due 2045 ($3.5 billion aggregate principal amount outstanding)
5.375% senior secured notes due 2047 ($2.5 billion aggregate principal amount outstanding)
5.750% senior secured notes due 2048 ($2.45 billion aggregate principal amount outstanding)
5.125% senior secured notes due 2049 ($1.25 billion aggregate principal amount outstanding)
4.800% senior secured notes due 2050 ($2.8 billion aggregate principal amount outstanding)
3.700% senior secured notes due 2051 ($2.05 billion aggregate principal amount outstanding)
6.834% senior secured notes due 2055 ($500 million aggregate principal amount outstanding)
3.850% senior secured notes due 2061 ($1.35 billion aggregate principal amount outstanding)
CCO credit facilities (approximately $10.2 billion aggregate principal amount outstanding)
Guarantee: The obligations under the Credit Agreement and the Existing Secured Notes are guaranteed by CCO Holdings and all of the subsidiaries of CCO that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement and the Existing TWC Notes.
Security Interest: The obligations under the Credit Agreement and the Existing Secured Notes are secured by a first-priority lien on substantially all of the assets of CCO and substantially all of its subsidiaries.
Intercompany Loans: CCO is the obligor under intercompany loans totaling $1.6 billion as of December 31, 2020, as follows: $274 million owed by CCO to Charter, $727 million owed by CCO to Charter Holdco, and $567 million owed by CCO to CCO Holdings.
(3)
TWC:

4.000% senior notes due 2021 ($1.0 billion aggregate principal amount outstanding)

5.750% sterling senior notes due 2031 (£625 million remeasured at $854 million as of December 31, 2020 using the exchange rate at such date)
6.550% senior debentures due 2037 ($1.5 billion aggregate principal amount outstanding)
7.300% senior debentures due 2038 ($1.5 billion aggregate principal amount outstanding)
6.750% senior debentures due 2039 ($1.5 billion aggregate principal amount outstanding)
5.875% senior debentures due 2040 ($1.2 billion aggregate principal amount outstanding)
5.500% senior debentures due 2041 ($1.25 billion aggregate principal amount outstanding)
5.250% sterling senior notes due 2042 (£650 million remeasured at $889 million as of December 31, 2020 using the exchange rate at such date)
4.500% senior debentures due 2042 ($1.25 billion aggregate principal amount outstanding)
Guarantee: The TWC notes and debentures are guaranteed by CCO Holdings, CCO, CCO Capital and all of CCO’s subsidiaries (other than TWC) that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement, the Existing Secured Notes and the TWCE debentures described below.
Security Interest: The TWC notes and debentures are secured (i) on a pari passu basis with the liens on the collateral securing obligations under the Credit Agreement and any permitted refinancing thereof and (ii) on a pari passu basis with the liens on the collateral securing the Existing Secured Notes and the TWC debentures.
(4)
TWCE:

8.375% debentures due 2023 ($1.0 billion aggregate principal amount outstanding)
8.375% debentures due 2033 ($1.0 billion aggregate principal amount outstanding)
Guarantee: The TWCE debentures are guaranteed by TWC, CCO Holdings, CCO, CCO Capital and all of CCO’s subsidiaries (other than TWCE) that issue or guarantee any Equally and Ratably Secured Indebtedness, including indebtedness under the Credit Agreement, the Existing Secured Notes and the TWC notes and debentures described above.
Security Interest: The TWCE debentures are secured (i) on a pari passu basis with the liens on the collateral securing obligations under the Credit Agreement and any permitted refinancing thereof and (ii) on a pari passu basis with the liens on the collateral securing the Existing Secured Notes and the TWC notes and debentures.

The Exchange Offer
Original Notes
4.500% Senior Notes due 2032, which we issued on March 18, 2020 and October 13, 2020 under CUSIP Nos. 1248EP CJ0, U12501 BG3 and U12501 BK4.
New Notes
4.500% Senior Notes due 2032, the issuance of which will be registered under the Securities Act.
Exchange Offer
We are offering to issue registered new notes in exchange for a like principal amount, like interest rate and maturity and like denomination of our original notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the original notes when we sold the original notes in a transaction that was exempt from the registration requirements of the Securities Act as part of the Plan. You may tender your original notes for exchange by following the procedures described under the caption “The Exchange Offer.”
This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act and which are identified by the CUSIP number identified above.
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on May 10, 2021, which is within 21 business days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your original notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any original notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any original notes you have tendered for exchange, those original notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.
Accrued Interest on the New Notes and Original Notes
Interest on the New Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Original Notes surrendered in exchange therefor. The holders of the Original Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Original Notes from the last interest payment date on which interest was paid or duly provided for on such Original Notes to the date of issuance of the Notes. Interest on the Original Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are denominated in U.S. Dollars and all payments of principal and interest thereon will be paid in U.S. Dollars.
Conditions
The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

Certain Federal Income Tax Considerations
The exchange of original notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”
Exchange and Information
Agent
The Bank of New York Mellon Trust Company, N.A. is serving as Exchange Agent and the Information Agent.
Use of Proceeds
We will not receive any proceeds from the exchange offer.
Consequences of failure to exchange your original
notes
Original notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your original notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of original notes, we, however, will have no further obligation to register the original notes. If you do not participate in the exchange offer, the liquidity of your original notes could be adversely affected.
Consequences of exchanging your original notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
•
acquire the new notes issued in the exchange offer in the ordinary course of your business;

•
are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer, and

•
are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.
Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Summary Terms of the New Notes
The terms of the new notes we are issuing in this exchange offer and the terms of the original notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:
•
will have been registered under the Securities Act;

•
will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•
will not contain provisions relating to the payment of special interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

A brief description of the material terms of the new notes follows:
Issuers
CCO Holdings and CCO Holdings Capital.
Notes Offered
$2,900,000,000 aggregate principal amount of 4.500% Senior Notes due 2032.
Maturity
The new notes will mature on May 1, 2032.
Interest Payment Dates
May 1 and November 1 of each year, beginning on May 1, 2021.
Forms and Terms
The form and terms of the new notes will be the same as the form and terms of the original notes except that:
•
the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•
you will not be entitled to any exchange or registration rights with respect to the new notes and the new notes will not provide for additional interest in connection with registration defaults.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.
Ranking
The new notes will be:
•
the general unsecured obligations of the Issuers;

•
effectively subordinated in right of payment to any future secured debt of the Issuers, to the extent of the value of the assets securing such debt;

•
equal in right of payment to the Issuers’ existing senior notes and any future unsubordinated, unsecured debt of the Issuers;

•
senior in right of payment to any future subordinated debt of the Issuers; and

•
structurally subordinated to all debt and other liabilities (including trade payables) of CCO Holdings’ subsidiaries, including indebtedness under the Credit Agreement, the CCO Notes and the Existing TWC Notes.

Optional Redemption
We may redeem all or any part of the new notes at any time prior to May 1, 2026 at a price equal to 100% of the new notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a “make whole” premium specified under “Description of Notes — Optional Redemption.” In addition, until May 1, 2023, we may redeem up to 40% of the aggregate principal amount of the new notes using net proceeds from certain equity offerings at a price equal to 104.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. On or after May 1, 2026, we may redeem all or any part of the new notes at the redemption prices set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.
Restrictive Covenants
The indenture governing the new notes will, among other things, restrict the Issuers’ ability and the ability of certain subsidiaries to:
•
pay dividends on stock or repurchase stock;

•
make investments;

•
borrow money;

•
grant liens;

•
sell all or substantially all of our assets or merge with or into other companies;

•
use the proceeds from sales of assets and subsidiaries’ stock;

•
in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions; and

•
engage in certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes — Certain Covenants.”
If the new notes become rated investment grade by two of S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings, and certain other conditions are met, many of the restrictive covenants contained in the indenture governing the new notes will be permanently terminated. There can be no assurance that the new notes will ever be rated investment grade, or that, if they are rated investment grade, the new notes will maintain these ratings. See “Description of Notes — Certain Covenants — Termination of Covenants on Achievement of Investment Grade Status.”
Change of Control
Following a Change of Control Triggering Event, as defined in “Description of Notes — Repurchase at the Option of Holders — Change of Control,” the Issuers will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.
Events of Default
For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of Notes — Events of Default and Remedies.”
Absence of Established Markets for the New Notes
Prior to this offering, there was no existing market for the new notes offered hereby. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them.
Accordingly, we cannot assure you that a liquid market will develop for the new notes.

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 11 under “Risk Factors” for a discussion of risks associated with an investment in the new notes.
For more complete information about the new notes, see the “Description of the Notes” section of this prospectus.

RISK FACTORS
The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to continue your investment in the notes or to tender your original notes in exchange for the new notes. In this prospectus, when we refer to “notes,” we are referring to both the original notes and the new notes.
Risks Related to the Exchange Offer
There is currently no public market for the new notes, and an active trading market may not develop for the new notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of the new notes.
The new notes will be new securities for which there is currently no public market. Further, we do not intend to apply for listing of the new notes, on any securities exchange or for quotation of the new notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the notes, a market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.
The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.
If you do not exchange your original notes for new notes, you will continue to have restrictions on your ability to resell them.
The original notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, once the exchange offers have terminated, we will no longer be under an obligation to register the original notes under the Securities Act except in the limited circumstances provided in the exchange and registration rights agreement. In addition, to the extent that original notes are tendered for exchange and accepted in the exchange offers, any trading market for the untendered and tendered but unaccepted original notes could be adversely affected.
Risks Related to Our Indebtedness and the New Notes
We have a significant amount of debt and expect to incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.
We have a significant amount of debt and expect to (subject to applicable restrictions in our debt instruments) incur additional debt in the future as we maintain our stated objective of 4.0 to 4.5 times Adjusted EBITDA leverage (net debt divided by the last twelve months Adjusted EBITDA). As of December 31, 2020, our total principal amount of debt was approximately $82.1 billion with a leverage ratio of 4.4 times Adjusted EBITDA.
Our significant amount of debt could have consequences, such as:
•
impact our ability to raise additional capital at reasonable rates, or at all;

•
make us vulnerable to interest rate increases, in part because approximately 13% of our borrowings as of December 31, 2020 were, and may continue to be, subject to variable rates of interest;

•
expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;

•
require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

•
limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;

•
place us at a disadvantage compared to our competitors that have proportionately less debt; and

•
adversely affect our relationship with customers and suppliers.

To the extent our current debt amounts increase more than expected, our business results are lower than expected, or credit rating agencies downgrade our debt limiting our access to investment grade markets, the related risks that we now face will intensify.
In addition, our variable rate indebtedness may use London Interbank Offering Rate (“LIBOR”) as a benchmark for establishing the rate. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop one week and 2 month U.S. Dollar (“USD”) LIBOR rates after 2021 with remaining USD LIBOR rates ceasing to be published on June 30, 2023 (the “FCA Announcement”). In the United States, the Alternative Reference Rates Committee has proposed the Secured Overnight Financing Rate (“SOFR”) as an alternative to LIBOR. It is not presently known whether SOFR or any other alternative reference rates that have been proposed will attain market acceptance as replacements of LIBOR. In addition, the overall financial markets may be disrupted as a result of the phase-out or replacement of LIBOR. Uncertainty as to the nature of such phase out and selection of an alternative reference rate, together with disruption in the financial markets, could increase in the cost of our variable rate indebtedness.
The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.
Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, our liquidity, and our results of operations. These covenants restrict, among other things, our and our subsidiaries’ ability to:
•
incur additional debt;

•
repurchase or redeem equity interests and debt;

•
issue equity;

•
make certain investments or acquisitions;

•
pay dividends or make other distributions;

•
dispose of assets or merge;

•
enter into related party transactions; and

•
grant liens and pledge assets.

Additionally, the Credit Agreement requires CCO to comply with a maximum total leverage covenant and a maximum first lien leverage covenant. The breach of any covenants or obligations in our indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under our notes and the CCO credit facilities could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.
Certain actions in respect of defaults taken under the indenture governing the New Notes by beneficial owners with short positions in excess of their interests in the New Notes will be disregarded.
By acceptance of the new notes, each holder of new notes agrees, in connection with any notice of default, notice of acceleration or instruction to the trustee to provide a notice of default, notice of acceleration or take any other action (a “Noteholder Direction”), to (i) deliver a written representation to the Issuers and the trustee that such holder and any of its affiliates acting in concert with it in connection with its investment in the new notes (other than screened affiliates) are not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that (together with such affiliates) are not) Net Short (as defined under “Description of Notes”) and (ii) provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such holder’s representation within five business days of request therefor. These restrictions may impact a holder’s ability to participate in Noteholder Directions if it is unable to make such a representation.
Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us and our subsidiaries that are debt issuers, and the New Notes will be structurally junior to all indebtedness and other liabilities of CCO and its subsidiaries.
Our primary assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to their debt issuer holding companies for payments on our notes or other obligations in the form of loans, distributions, or otherwise. CCO’s ability to make distributions to CCO Holdings to service debt obligations is subject to its compliance with the terms of its credit facilities and the indentures that govern its secured notes and restrictions under applicable law. In addition, TWC’s and TWCE’s ability to make distributions to us or CCO to service debt obligations is subject to restrictions under applicable law. Under the Delaware Limited Liability Company Act (the “Act”), our subsidiaries may only make distributions if the relevant entity has “surplus” as defined in the Act. Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:
•
the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they became due.

We believe that our relevant subsidiaries currently have surplus and are currently not insolvent. However, these subsidiaries may become insolvent in the future. Our direct or indirect subsidiaries include the borrowers and guarantors under the Credit Agreement and the entities that are issuers and guarantors under the CCO Notes and the Existing TWC Notes.
In the event of bankruptcy, liquidation, or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to its parent company as an equity holder or otherwise. In that event, the lenders under the Credit Agreement and the holders of the CCO Notes, the Existing TWC Notes and any other indebtedness of our subsidiaries, whose interests are secured by substantially all of our operating assets, and all holders of other debt of CCO, TWC and TWCE will have the right to be paid in full before us from any of our subsidiaries’ assets.
The Notes, the outstanding CCO Holdings notes and the borrowings under the Credit Agreement are subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.
We may not have the ability to raise the funds necessary to fulfill our obligations under our notes and our credit facilities following a change of control. Under the indentures governing the outstanding CCO Holdings notes and the Notes, upon the occurrence of specified change of control events, CCO Holdings is required to offer to repurchase all of its outstanding notes. However, we may not have sufficient access to funds at the time of the change of control event to make the required repurchase of the applicable notes, and CCO is limited in its ability to make distributions or other payments to CCO Holdings to fund any required repurchase. In addition, a change of control under the Credit Agreement would result in a default under the Credit Agreement, which would trigger a default under the indentures governing the CCO Notes and the Existing TWC Notes. Because such credit facilities and notes are obligations of CCO and its subsidiaries, the credit facilities, the CCO Notes and the Existing TWC Notes would have to be repaid before CCO’s assets could be available to CCO Holdings to repurchase its notes. Any failure to make or complete a change of control offer would place CCO Holdings in default under its notes. The failure of CCO Holdings to make a change of control offer or repay the amounts accelerated under the indentures governing its notes or the failure of CCO to make a change of control offer or repay the amounts accelerated under the Credit Agreement would place them in default under such agreements.
CCO Holdings is a holding company and will depend on its subsidiaries to satisfy its obligations under the New Notes.
As a holding company, CCO Holdings conducts substantially all of its operations through its direct and indirect subsidiaries, which own substantially all of its consolidated assets. Consequently, the principal source of cash to pay the obligations of CCO Holdings under the new notes is the cash that its subsidiaries generate from their operations. We cannot assure you that our subsidiaries will be able to, or be permitted to, make distributions to enable CCO Holdings to make payments in respect of its obligations. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable state laws, regulatory limitations and terms of our debt instruments may limit the ability of CCO Holdings to obtain cash from its subsidiaries. While the indentures governing certain existing notes of our subsidiaries limit the ability of such subsidiaries to restrict their ability to pay dividends or make other intercompany payments, these limitations are subject to certain qualifications and exceptions, which may have the effect of significantly restricting the applicability of those limits. In the event CCO Holdings does not receive distributions from our subsidiaries, CCO Holdings may be unable to make required payments under the new notes.
The New Notes will be unsecured. Therefore, the secured creditors of the Issuers would have a prior claim, ahead of the New Notes, on the assets of the Issuers.
The new notes will be unsecured. As a result, upon any distribution to the Issuers’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt will be entitled to be paid in full from the assets securing that secured debt before any payment may be made with respect to the new notes. In addition, if we or our subsidiaries fail to meet payment or other obligations under the secured debt, the holders of that secured debt would be entitled to foreclose on the assets securing that secured debt and liquidate those assets. Accordingly, the Issuers may not have sufficient funds to pay amounts due on the new notes. As a result you may lose a portion of or the entire value of your investment in the new notes.
Many of the covenants in the indenture will permanently cease to apply if the Notes are rated investment grade by any two of S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings.
Many of the covenants in the indenture governing the Notes will no longer apply if the Notes are rated investment grade by any two of S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings at a time when no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. Termination of these covenants would allow us to engage in certain transactions that are not permitted while these covenants are in force. There can be no assurance that the Notes will ever be rated investment grade, or that, if they are rated investment grade, the Notes will maintain those ratings. See “Description of Notes — Certain Covenants — Termination of Covenants on Achievement of Investment Grade Status.”
Changes in our credit rating could adversely affect the market price or liquidity of the Notes.
Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the Notes. A negative change in our ratings could have an adverse effect on the price of the Notes.

THE EXCHANGE OFFER
Terms of the Exchange Offer
General.   We issued the original notes on March 18, 2020 and October 13, 2020 in transactions exempt from the registration requirements of the Securities Act.
In connection with the sale of original notes, certain holders of the original notes became entitled to the benefits of the exchange and registration rights agreements, dated March 18, 2020 and October 13, 2020, among us and the purchasers.
Under the exchange and registration rights agreements, we became obligated to file a registration statement in connection with an exchange offer and to use our reasonable best efforts to have the exchange offer registration statement declared effective as soon as practicable following March 18, 2020. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the exchange and registration rights agreement. This prospectus, together with the letter of instruction, is being sent to all beneficial holders of original notes known to us.
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of instruction, we will accept for exchange all original notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.
Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holders’ business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.
We shall be deemed to have accepted validly tendered original notes when, as and if we have given written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.
If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.
Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in any letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer.
Expiration Date; Extensions; Amendment.   We will keep the exchange offer open for not less than 21 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.
In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.
We reserve the right
(a)
to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving written notice of such delay, extension or termination to the exchange agent, or

(b)
to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.
Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.
Procedures for Tendering
To tender in the exchange offers, a holder must effect a book-entry transfer of old notes to be tendered in the exchange offer into the account of the exchange agent at The Depository Trust Company (“DTC”) by electronically transmitting its acceptance of the exchange offer through the Automated Tender Offer Program (“ATOP”) maintained by, and delivering to the exchange agent any other required documents. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. To be validly tendered, confirmation of such book-entry transfer and such other required documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Holders desiring to tender original notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided in this prospectus, delivery of original notes will be deemed made only when the agent’s message is actually received by the exchange agent prior to the expiration date.
The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of this prospectus and that we may enforce such agreement against such participant.
The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of instruction.
Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to affect such tender for such holders.
The method of delivery of original notes and any letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.
There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.
Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf and comply with the ATOP procedures for book-entry transfer described below on or prior to the expiration date.
All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of instruction, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes as soon as practicable following the expiration date.
In addition, we reserve the right in our sole discretion to:
(a)
purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offers in accordance with the terms of the registration rights agreement; and

(b)
to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.
By tendering, each holder will represent to us that, among other things,
(a)
the new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of such holder or other person;

(b)
neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes;

(c)
neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes; and

(d)
such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment of such accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with ATOP procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.
To withdraw a tender of original notes in the exchange offer, you must comply with DTC’s procedures for withdrawal of tenders. Sufficient time should be allowed for completion of the ATOP withdrawal procedures during the normal business hours of DTC. A withdrawal may be effected by a properly submitted “Request Message” through ATOP, which must:
•
specify the name of the DTC participant whose name appears on the security position listing as the owner of such tendered original notes;

•
contain a description of the original notes to be withdrawn, including the principal amount; and

•
be signed by such DTC participant in the same manner as the participant’s name is listed in the applicable agent’s message.

Conditions
Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offers before the expiration date, if the exchange offers violate any applicable law or interpretation by the staff of the Securities and Exchange Commission.
If we determine in our reasonable discretion that the foregoing condition exists, we may:
(1)
refuse to accept any original notes and return all tendered original notes to the tendering holders;

(2)
extend the exchange offers and retain all original notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

(3)
waive such condition, if permissible, with respect to the exchange offers and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offers, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offers as required by applicable law.

Representations
Any beneficial holder tendering the original notes pursuant to ATOP procedures shall be deemed to represent for the benefit of the Issuers that:
•
The beneficial holder is acquiring the Issuers’ 4.500% Senior Notes due 2032, for which the original notes will be exchanged, in the ordinary course of its business;

•
Neither the beneficial holder nor any other person acquiring new notes in exchange for the undersigned’s original notes in the exchange offer is engaging in or intends to engage in a distribution of new notes within the meaning of the federal securities laws;

•
The beneficial holder is not engaged in, and does not intend to engage in, and does not have an arrangement or understanding with any person to participate in, the distribution of new notes;

•
The beneficial holder is not an “affiliate,” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), of either of the Issuers; and

•
Subject to the following sentence, the beneficial holder is not a broker-dealer and does not intend to engage in a distribution of the new notes. Or, if the beneficial holder is a broker-dealer holding original notes acquired for its own account as a result of market-making activities or other trading activities, the undersigned will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes received in respect of such original notes pursuant to the exchange offer.

Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to The Bank of New York Mellon Trust Company, N.A. addressed as follows:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o BNY Mellon
Corporate Trust Operations — Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Joseph Felicia
Tel: 315-414-3349
Fax: 732-667-9408
Email: CT_Reorg_Unit_Inquiries@bnymellon.com
Information Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any requests for assistance in connection with the exchange offer or for additional copies of this prospectus or related materials should be directed to the information agent at the address set forth on the back cover of this prospectus.
Fees and Expenses
We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent and information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with providing such services.
The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York Mellon Trust Company, N.A. as exchange and information agent, accounting and legal fees and printing costs, among others.
Accounting Treatment
The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.
Consequences of Failure to Exchange
Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only
•
to us, upon redemption of these notes or otherwise,

•
so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

•
in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

•
outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

•
under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.
Regulatory Approvals
We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.
Other
Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF NOTES
This description of notes relates to the 4.500% senior notes due 2032 (the “ New Notes”) to be issued by CCO Holdings and CCO Holdings Capital Corp. (the “Issuers” and, each, an “Issuer”) in exchange for up to $2,900,000,000 aggregate principal amount of the Issuers’ outstanding 4.500% Senior Notes due 2032 (the “Original Notes” and, together with the New Notes, the “Notes”), issued by the Issuers pursuant to the Indenture dated as of May 23, 2019, as supplemented by the Fourth Supplemental Indenture dated as of March 18, 2020 (collectively, the “Indenture”), each by and among the Issuers and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”). Interest on each note will accrue from the last interest payment date on which interest was paid on the tendered Original Note in exchange therefor or, if no interest has been paid on such Original Note, from the first date Original Notes of such series were issued. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.”
The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “— Additional Information.”
Brief Description of the Notes
The Notes will be:
•
general unsecured obligations of the Issuers;

•
effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•
equal in right of payment to our existing senior notes and any future unsubordinated, unsecured Indebtedness of the Issuers;

•
senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•
structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the CCO credit facilities and secured notes.

Under the circumstances described below under “— Certain Covenants — Investments,” CCO Holdings will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are generally not subject to the restrictive covenants in the Indenture.
Principal, Maturity and Interest
The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on May 1, 2032.
Interest on the Notes accrues at a rate of 4.500% per annum. Interest on the Notes is payable semi-annually in arrears on May 1 and November 1, commencing, in respect of the Notes, on May 1, 2021. We will pay interest to those persons who were holders of record on the March 1 or September 1 immediately preceding each interest payment date.
Interest on the New Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Original Notes surrendered in exchange therefor. The holders of the Original Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Original Notes from the last interest payment date on which interest was paid or duly provided for on such Original Notes to the date of issuance of the New Notes. Interest on the Original Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are denominated in U.S. Dollars and all payments of principal and interest thereon will be paid in U.S. Dollars.
Subject to the limitations set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes of any series under the Indenture. The Notes of each series and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes include the Notes issued on the Issue Date and any Additional Notes of such series subsequently issued under the Indenture.
Optional Redemption
At any time prior to May 1, 2023, the Issuers may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes at a redemption price, as determined by the Issuers, equal to 104.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:
(1)
at least 50% of the aggregate principal amount of the Notes of such series remain outstanding immediately after the occurrence of such redemption, unless all such Notes are redeemed substantially concurrently; and

(2)
the redemption must occur within 180 days of the date of the closing of such Equity Offering.

At any time and from time to time prior to May 1, 2026, the Issuers may redeem the outstanding Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the redemption date, plus the Make-Whole Premium.
On or after May 1, 2026, the Issuers may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the Notes) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:
Year	Percentage
2026	102.250%
2027	101.125%
2028	100.563%
2029 and thereafter	100.000%
Any redemption or notice of any redemption may, at the Issuers’ discretion, be given prior to the completion of a transaction or event (including an Equity Offering, other offering, issuance of Indebtedness, a Change of Control or other transaction or event) and any redemption notice (including the amount of Notes redeemed and conditions precedent applicable to different amounts of Notes redeemed) may, in the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction or event. Any such redemption may be partial as a result of only some of the conditions being satisfied.
If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer (as defined below) or Asset Sale Offer (as defined below), if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making a such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.
Repurchase at the Option of Holders
Change of Control
If a Change of Control Triggering Event occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, thereon to the date of purchase.
Within ten days following any Change of Control Triggering Event, the Issuers will transmit a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.
On the Change of Control Payment Date, the Issuers will, to the extent lawful:
(1)
accept for payment all such Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all such Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly transmit to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.
“Ratings Event” means a downgrade by one or more gradations (including gradations within ratings categories as well as between rating categories) or withdrawal of the rating of the Notes of the applicable series within the Ratings Decline Period by two or more Rating Agencies (unless the applicable Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) following which (except in the case of a withdrawal of a rating) the rating of the Notes by each such Rating Agency is below such Rating Agency rating of the Notes of such series on the Issue Date.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control and (b) the occurrence of a Change of Control and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.
Asset Sales
CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)
CCO Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
such fair market value is determined by the Board of Directors of CCO Holdings; and

(3)
at least 75% of the consideration from such Asset Sale, together with all other Asset Sales since the Issue Date on a cumulative basis (including by way of relief from, or by any other Person assuming responsibility for, any liability, contingent or otherwise) received by CCO Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:
(a)
any liabilities (as shown on CCO Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of CCO Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCO Holdings or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by CCO Holdings or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion);

(c)
Productive Assets; and

(d)
any Designated Noncash Consideration received by the Issuers or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (i) $4.5 billion and (ii) 3.0% of Total Assets, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds from an Asset Sale, CCO Holdings or a Restricted Subsidiary of CCO Holdings may apply an amount equal to the Applicable Percentage of such Net Proceeds (the “Applicable Proceeds”) at its option:
(1)
to repay or otherwise retire debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCO Holdings (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of CCO Holdings);

(2)
to repay or otherwise retire unsecured Indebtedness of CCO Holdings, so long as a pro rata offer is made in accordance with the procedures set forth in the next paragraph to all holders of other unsecured Indebtedness of CCO Holdings; or

(3)
to invest in Productive Assets; provided that any such amount of Net Proceeds which CCO Holdings or a Restricted Subsidiary has committed to invest in Productive Assets within 450 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale;

provided that (1) pending the final application of the amount of any such Applicable Proceeds pursuant to this covenant, CCO Holdings or a Restricted Subsidiary of CCO Holdings may apply such Applicable Proceeds temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Applicable Proceeds in any manner not prohibited by the Indenture, and (2) CCO Holdings or a Restricted Subsidiary of CCO Holdings, as the case may be, may elect to invest in Productive Assets prior to receiving the Applicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (3) above with respect to such Asset Sale.
“Applicable Percentage” means 100%; provided that so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Applicable Percentage shall be (1) 50% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the Leverage Ratio would be less than or equal to 4.5 to 1.00 but greater than 4.00 to 1.00, or (2) 0.00% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Leverage Ratio would be less than or equal to 4.00 to 1.00. Any Net Proceeds in respect of an Asset Sale that does not constitute Applicable Proceeds as a result of the application of this definition shall collectively constitute “Total Leverage Excess Proceeds.”
If, with respect to any Asset Sale, at the expiration of the 450 day period with respect to such Asset Sale, there remains Applicable Proceeds in excess of the greater of $250 million and 1% of Consolidated Net Tangible Assets (such amount of Applicable Proceeds that are equal to the greater of $250 million and 1% of Consolidated Net Tangible Assets, “Excess Proceeds”), CCO Holdings will make an offer to all holders of Notes (an “Asset Sale Offer”) and all holders of other Indebtedness that is of equal priority with the Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds. For the avoidance of doubt, CCO Holdings may make an Asset Sale Offer at any time within 450 days after the receipt of any Net Proceeds from an Asset Sale, and/or prior to an Asset Sale (subject to the occurrence of an Asset Sale), or with respect to any Excess Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Notes (on as nearly a pro rata basis as possible among each series of Notes subject to DTC procedures) and such other Indebtedness of equal priority to be purchased on a pro rata basis.
If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCO Holdings or any Restricted Subsidiary thereof may (such remaining Excess Proceeds, “Declined Excess Proceeds”) use such Declined Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Applicable Proceeds and Excess Proceeds shall be reset at zero.

Selection and Notice
If less than all of the Notes of any series are to be redeemed at any time, Notes of such series for redemption will be selected as follows:
(1)
if such Notes are listed, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2)
if such Notes are not so listed, in accordance with the procedures of DTC.

No Notes of $2,000 principal amount or less shall be redeemed in part. Notices of redemption shall be transmitted at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The trustee will have no duty to calculate the Make-Whole Premium.
Certain Covenants
Set forth in this section are summaries of certain covenants contained in the Indenture.
Termination of Covenants on Achievement of Investment Grade Status
When the Notes (i) have Investment Grade Ratings from two of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, the provisions of the Indenture with respect to such Notes described under the following headings shall be terminated:
•
“— Repurchase at the Option of Holders — Asset Sales,”

•
“— Restricted Payments,”

•
“— Investments,”

•
“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•
“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•
clause (D) of the first paragraph of “— Merger, Consolidation or Sale of Assets,” and

•
“— Transactions with Affiliates.”

Restricted Payments
CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(A)
declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCO Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCO Holdings or (y), in the case of CCO Holdings and its Restricted Subsidiaries, to CCO Holdings or a Restricted Subsidiary thereof);

(B)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCO Holdings or any of its Restricted Subsidiaries) any Equity Interests of CCO Holdings or any direct or indirect Parent of CCO Holdings or any Restricted Subsidiary of CCO Holdings (other than, in the case of CCO Holdings and their Restricted Subsidiaries, any such Equity Interests owned by CCO Holdings or any of its Restricted Subsidiaries); or
(C)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCO Holdings (other than intercompany indebtedness among CCO Holdings and its Restricted Subsidiaries permitted to be incurred under the Indenture) that is subordinated to the Notes of the applicable series, except a payment of interest or principal at the Stated Maturity thereof (all such payments and other actions set forth in clauses (A) through (C) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)
no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof;

(2)
CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCO Holdings and its Restricted Subsidiaries from and after April 1, 2010 (excluding Restricted Payments permitted by clauses (2) through (17) of the next succeeding paragraph and made on or after April 1, 2010), shall not exceed, at the date of determination, the sum of:

(a)
an amount equal to 100% of the Consolidated EBITDA of CCO Holdings for the period beginning on the first day of the fiscal quarter commencing April 1, 2010 to the end of CCO Holdings’ most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCO Holdings for such period, plus

(b)
an amount equal to 100% of Capital Stock Sale Proceeds (reduced for purpose of this clause by (A) any amount of such Capital Stock Sale Proceeds (i) used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” (ii) applied to make a Restricted Payment pursuant to clause (2) or sub-clause (y)(2) of clause (9) or (14) below, or (iii) relied upon for purposes of incurring Contribution Indebtedness and (B) the amount of Restricted Payments made pursuant to subclause (A)(i), (B) or (C) of clause (8) and subclause (y)(1) of clause (9) below, in each case, by an amount not to exceed the amount of Capital Stock Sale Proceeds from any Charter Subsidiary Refinancing Indebtedness or Charter Parent Refinancing Indebtedness) plus

(c)
$2,000 million.

The preceding provisions will not prohibit:
(1)
the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)
the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCO Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCO Holdings) of Equity Interests of CCO Holdings (other than Disqualified Stock);

(3)
the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCO Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend or other distribution, which need not be pro rata, to the extent necessary to permit any direct or indirect beneficial owners of shares of Capital Stock of CCO

Holdings to pay federal, state or local income tax liabilities that arise solely from income of CCO Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period being attributable to them;
(5)
the payment of any dividend by a Restricted Subsidiary of CCO Holdings to the holders of its Equity Interests on a pro rata basis;

(6)
the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCO Holdings or a Parent of CCO Holdings held by any member of CCO Holdings’ or such Parent’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCO Holdings or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $50 million in any fiscal year of the Issuers;

(7)
payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8)
(A) additional Restricted Payments directly or indirectly to any Parent (i) for the purpose of enabling any Parent to pay interest when due on Indebtedness under any Charter Parent Refinancing Indebtedness or (ii) so long as no Default has occurred and is continuing and CCO Holdings would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” consisting of dividends or distributions to the extent required to enable any Parent to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by any Parent in connection therewith); (B) so long as no Default has occurred and is continuing, Restricted Payments used to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Parent Refinancing Indebtedness or consisting of purchases, redemptions or other acquisitions by CCO Holdings or its Restricted Subsidiaries of Indebtedness under any Charter Parent Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith) and the distribution, loan or investment to any Parent of Indebtedness so purchased, redeemed or acquired; or (C) Restricted Payments for the purpose of enabling any Parent to (i) pay interest when due on Indebtedness under any Charter Subsidiary Refinancing Indebtedness or (ii) to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under any Charter Subsidiary Refinancing Indebtedness (including any expenses and fees incurred by CCO Holdings and its Restricted Subsidiaries in connection therewith);

(9)
Restricted Payments directly or indirectly to any Parent regardless of whether a Default exists (other than an Event of Default under paragraph (1), (2), (7) or (8) of the section described under “— Events of Default and Remedies”), for the purpose of enabling such Person (A) to pay interest on and (B) so long as CCO Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire, in each case, Indebtedness of such Parent (x) which is not held by another Parent and (y) to the extent that the net cash proceeds of such Indebtedness are or were used for the (1) payment of interest or principal (or premium) on any Indebtedness of a Parent (including (A) by way of a tender, redemption or prepayment of such Indebtedness and (B) amounts set aside to prefund any such payment), (2) direct or indirect (including by way of a contribution of property and/or assets purchased with such net cash proceeds) Investment in CCO Holdings or any of its Restricted Subsidiaries or (3) payment of amounts that would be permitted to be paid by way of a Restricted Payment under clause (10) immediately below (including the expenses of any exchange transaction);
(10)
Restricted Payments directly or indirectly to any Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with Credit Facilities) actually incurred in connection with any issuance, sale or incurrence by such Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, or (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose;

(11)
the redemption, repurchase, retirement or other acquisition of any Equity Interests of CCO Holdings or Indebtedness of the Issuers or any Equity Interests of any direct or indirect parent of CCO Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to an Issuer or a Restricted Subsidiary) of, Equity Interests of CCO Holdings or any direct or indirect parent of CCO Holdings (in each case, other than any Disqualified Stock);

(12)
the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuers or any Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)
so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount outstanding taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed $100 million outstanding at any one time;

(14)
Restricted Payments to pay all or a portion of the consideration payable for any Investment that would have been permitted to be made by the Issuers under the Indenture including, without limitation, the true up payments pursuant to the Bright House Acquisition Agreement; provided that the assets or Equity Interests acquired in such Investment (to the extent of amounts distributed by the Issuers to make such Investment) are promptly contributed to the capital of CCO Holdings;

(15)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Payments; provided that the Leverage Ratio, after giving pro forma effect to such Restricted Payment, is less than or equal to 3.50 to 1.00;

(16)
any distributions to any Parent to permit such Parent to pay (i) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including any commitment and other fees payable in connection with credit facilities) actually incurred in connection with any issuance, sale or incurrence by such Parent of Equity Interests or Indebtedness, any exchange of securities or a tender for outstanding debt securities or any actual or proposed Investment, (ii) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose or (iii) other administrative expenses (including legal, accounting, other professional fees and costs, printing and other such fees and expenses) incurred in the ordinary course of business, in an aggregate amount in the case of this clause (iii) not to exceed $5 million in any fiscal year; and

(17)
Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds that has not been used to make any Investments pursuant to clause (21) of the definition of “Permitted Investments.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCO Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCO Holdings, whose resolution with respect thereto shall be delivered to the trustee. Such Board of

Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.
Not later than the date of making any Restricted Payment, other than in the form of cash, having a fair market value in excess of $150 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
For purposes of determining compliance with this covenant, in the event that a Restricted Payment, when made, met the criteria of more than one of the categories described in clauses (1) through (17) above, or was permitted pursuant to the first paragraph of “— Restricted Payments,” the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant “— Restricted Payments.”
Investments
CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
make any Restricted Investment; or

(2)
allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless:

(a)
in each case, no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)
in the case of a Restricted Investment only, CCO Holdings would, at the time of, and after giving effect to, such Restricted Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.
For purposes of determining compliance with this covenant, in the event that an Investment, when made, met the criteria above or was a Permitted Investment, the Issuers will be entitled to classify such Investment (or portion thereof) on the date of its payment or later reclassify such Investment (or portion thereof) (i) as a Permitted Investment or (ii) in any manner that complies with this covenant “— Investments.”
Incurrence of Indebtedness and Issuance of Preferred Stock
CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including for the avoidance of doubt Acquired Debt) and CCO Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCO Holdings or any of its Restricted Subsidiaries may incur Indebtedness (including for the avoidance of doubt Acquired Debt) or CCO Holdings may issue Disqualified Stock and Restricted Subsidiaries may issue Preferred Stock if the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries would have been not greater than 6.0 to 1.0 and in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)
the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness under Credit

Facilities; provided that the aggregate principal amount of all Indebtedness of CCO Holdings and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCO Holdings and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $6.0 billion;
(2)
the incurrence by CCO Holdings and its Restricted Subsidiaries of Existing Indebtedness (including Indebtedness outstanding under Credit Facilities on the Issue Date);

(3)
the incurrence by CCO Holdings and its Restricted Subsidiaries of Indebtedness represented by the Notes;

(4)
the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCO Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $1.5 billion and (ii) 5% of Consolidated Net Tangible Assets at any time outstanding pursuant to this clause (4);

(5)
the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clause (2), (3), (9) or (12) of this paragraph;

(6)
the incurrence by CCO Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCO Holdings and any of its Restricted Subsidiaries; provided that:

(a)
if CCO Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCO Holdings or a Restricted Subsidiary of CCO Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCO Holdings or a Restricted Subsidiary of CCO Holdings, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)
the incurrence by CCO Holdings or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8)
the guarantee by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)
Acquired Debt or Disqualified Stock of a Person that becomes, or is merged into, a Restricted Subsidiary or any Issuer; provided, however, that after giving pro forma effect thereto as if such acquisition or merger had been made at the beginning of the applicable quarter period, the Leverage Ratio of CCO Holdings and its Restricted Subsidiaries is equal to or less than immediately prior to such transaction;

(10)
the incurrence by CCO Holdings or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount at any time outstanding under this clause (10), not to exceed the greater of (i) $1.5 billion and (ii) 5% of Consolidated Net Tangible Assets;

(11)
the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting;

(12)
Contribution Indebtedness;

(13)
Indebtedness arising from agreements of any Issuer or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(14)
Indebtedness from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 business days of its incurrence.

In the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or the first paragraph of this covenant. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (1) through (14) above or pursuant to the first paragraph of this covenant so long as such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred pursuant to such provision at the time of reclassification. At the time of incurrence, the Issuers will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described above.
Liens
The Indenture provides that CCO Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset of CCO Holdings, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries
CCO Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries (other than any Restricted Subsidiaries that guarantee the Notes) to:
(a)
pay dividends or make any other distributions on its Capital Stock to CCO Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCO Holdings or any of its Restricted Subsidiaries;

(b)
make loans or advances to CCO Holdings or any of its Restricted Subsidiaries; or

(c)
transfer any of its properties or assets to CCO Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)
Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under any of the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, as in effect on the Issue Date;

(2)
the Indenture and the Notes;

(3)
applicable law, rule, regulation or order;

(4)
any instrument governing Indebtedness or Capital Stock of a Person acquired by CCO Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(5)
customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business and consistent with past practices;

(6)
purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) of the preceding paragraph;

(7)
any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)
Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCO Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements;

(11)
restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)
restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities as in effect on the Issue Date;

(13)
restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCO Holdings determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes; and

(14)
any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, not materially more restrictive taken as a whole with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets
Neither Issuer may, directly or indirectly (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to another Person, unless:
(A)
either:

(i)
such Issuer is the surviving Person; or

(ii)
the Person formed by or surviving any such consolidation or merger (if other than such

Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;
(B)
the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C)
immediately after such transaction no Default or Event of Default exists; and

(D)
such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the most recently ended fiscal quarter,

(x)
be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(y)
have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, CCO Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among any of CCO Holdings’ Wholly Owned Restricted Subsidiaries.
Transactions with Affiliates
CCO Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
(1)
such Affiliate Transaction is on terms, taken as a whole, that are no less favorable to CCO Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCO Holdings or such Restricted Subsidiary with an unrelated Person; and

(2)
CCO Holdings delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $25 million, a resolution of the Board of Directors of CCO Holdings or Charter set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCO Holdings or any such Restricted Subsidiary in excess of $100 million, an opinion as to the fairness to CCO Holdings of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)
any existing employment agreement entered into by CCO Holdings or any of its Subsidiaries and any employment agreement entered into by CCO Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(2)
transactions between or among CCO Holdings and/or its Restricted Subsidiaries;

(3)
payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCO Holdings, and customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCO Holdings or any of its Restricted Subsidiaries;

(4)
payment of Management Fees;

(5)
Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(6)
Permitted Investments;

(7)
transactions pursuant to, and the performance of, agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments complied with the applicable provisions of the first paragraph of this covenant;

(8)
the assignment and assumption of contracts (which contracts are entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent), reasonably related to the business of CCO Holdings and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCO Holdings or any Restricted Subsidiary to a Restricted Subsidiary by a Parent;

(9)
transactions with a Person that is an Affiliate solely as a result of the fact that CCO Holdings or a Restricted Subsidiary controls or otherwise owns Equity Interests of such Person;

(10)
equity contributions in, and the issuance of Equity Interests of, CCO Holdings;

(11)
any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, CCO Holdings or any of its Restricted Subsidiaries so long as the amount of Indebtedness of such class purchased or loaned by such Affiliates does not exceed 25% of the applicable class of Indebtedness offered to non-Affiliate investors generally and (y) repurchases, redemptions or other retirements for value by CCO Holdings or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of CCO Holdings so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally and Affiliates hold no more than 25% of such class of Indebtedness; and

(12)
any loans that satisfy clause (1) of the preceding paragraph that are not otherwise prohibited under the Indenture.

Limitations on Issuances of Guarantees of Indebtedness
CCO Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of CCO Holdings, except in respect of the Credit Facilities of CCO Holdings (the “Guaranteed Indebtedness”), unless
(1)
such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2)
until all the Notes have been satisfied in full, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCO Holdings or any other Restricted Subsidiary of CCO Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.
If any guarantor is released from its obligations on Guaranteed Indebtedness it shall be automatically released from its obligation with respect to its Guarantee of the Notes.
Reports
Whether or not required by the Securities and Exchange Commission, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the Securities and Exchange Commission’s rules and regulations:
(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCO Holdings by its independent public accountants; and

(2)
all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Issuers were required to file such reports.

If CCO Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCO Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCO Holdings.
Notwithstanding anything to the contrary set forth above, for so long as the Issuers are direct or indirect majority-owned subsidiaries of any Parent (or other Person which, directly or indirectly, owns a majority of the outstanding Voting Stock of the Issuers, measured by voting power rather than the number of shares), if such Parent (or other Person which, directly or indirectly, owns a majority of the Voting Stock of the Issuers, measured by voting power rather than the number of shares) has furnished the holders of Notes the reports described in the preceding paragraphs with respect to such Parent (or other Person which, directly or indirectly, owns a majority of the outstanding Voting Stock of the Issuers, measured by voting power rather than the number of shares) (including any consolidating financial information required by Regulation S-X relating to the Issuers), the Issuers shall be deemed to be in compliance with the provisions of this covenant.
Events of Default and Remedies
Each of the following is an “Event of Default” with respect to the Notes:
(1)
default for 30 consecutive days in the payment when due of interest on the Notes of such series;

(2)
default in payment when due of the principal of or premium, if any, on the Notes of such series;

(3)
failure by CCO Holdings or any of its Restricted Subsidiaries to comply with the provisions of the

Indenture described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” with respect to the Notes of such series;
(4)
failure by CCO Holdings or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to CCO Holdings by the trustee or to CCO Holdings and the trustee by holders of at least 30% of the aggregate principal amount of the Notes of such series outstanding to comply with any of their other covenants or agreements in the Indenture with respect to the Notes of such series;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCO Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCO Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)
is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)
results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default (measured at the time of the Payment Default) or the maturity of which has been so accelerated, aggregates the greater of (i) $1,000 million and (ii) 0.675% of Total Assets;
(6)
failure by CCO Holdings or any of its Restricted Subsidiaries to pay final judgments (measured when such judgment is rendered) which are non-appealable aggregating in excess of the greater of (i) $1,000 million and (ii) 0.675% of Total Assets, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)
CCO Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

(a)
commences a voluntary case;

(b)
consents to the entry of an order for relief against it in an involuntary case;

(c)
consents to the appointment of a custodian of it or for all or substantially all of its property; or

(d)
makes a general assignment for the benefit of its creditors; or

(8)
a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a)
is for relief against CCO Holdings or any of its Significant Subsidiaries in an involuntary case;

(b)
appoints a custodian of CCO Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of CCO Holdings or any of its Significant Subsidiaries; or

(c)
orders the liquidation of CCO Holdings or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.

However, a Default under clause (3), (4), (5) or (6) of the previous paragraph will not constitute an Event of Default until the trustee or the holders of at least 30% in principal amount of the outstanding Notes notify the Issuers of the Default and, with respect to clauses (4) and (6), the Issuers do not cure such Default within the time specified in clause (4) or (6) of this paragraph after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCO Holdings, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the Notes of such series, the trustee or the holders of at least 30% in principal amount of the then outstanding Notes of such series may declare the Notes of such series to be due and payable immediately.
Any notice of default, notice of acceleration or instruction to the trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders of the Notes (each, a “Directing Holder”) must be accompanied by a written representation from each such holder to the Issuers and the trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the trustee.
If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provide to the trustee evidence that the Issuers have initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers provide to the trustee an officers’ certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuers provide the trustee with an officers’ certificate that the Verification Covenant has been satisfied; provided that the Issuers shall promptly deliver such officers’ certificate to the trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by the delivery to the trustee of the officers’ certificate stating that a Directing Holder failed to satisfy its Verification Covenant) shall result in such holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.
Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the trustee during the pendency of an Event of Default as the result of a bankruptcy or similar direction shall not require compliance with the foregoing paragraphs.
The trustee shall have no obligation to monitor or determine whether a holder is Net Short and can rely conclusively on the officers’ certificates delivered by the Issuers and determinations made by a court of competent jurisdiction.
Holders of the Notes may not enforce the Indenture or the Notes of such series except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power with respect to such series of Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of

Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest on the Notes) if it determines that withholding notice is in their interest.
The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes of such series. Any time period in the Indenture to cure any actual or alleged Default or Event of Default with respect to the Notes may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.
The Issuers are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.
No Personal Liability of Directors, Officers, Employees, Members and Stockholders
No director, officer, employee or incorporator of the Issuers or Charter, as such, and no member or stockholder of the Issuers or Charter, as such, shall have any liability for any obligations of the Issuers or Charter under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes (“Legal Defeasance”) except for:
(1)
the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)
the Issuers’ obligations with respect to the Notes of such series concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)
the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture for the benefit of the holders of Notes (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of such series.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(1)
the Issuers must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel confirming that:

(a)
the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)
since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel confirming that the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default under the Indenture shall have occurred and be continuing with respect to the Notes of such series;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6)
the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes of such series over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)
the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all applicable Notes of the applicable series not theretofore delivered to the trustee for cancellation:
(a)
have become due and payable; or

(b)
will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver
Except as provided below, the Indenture as it relates to the Notes or Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes or a tender offer for Notes. Any existing Default or compliance with any provision of the Indenture or the Notes (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest, if any, on the Note, on or after the scheduled due dates expressed in the Notes) may be waived, including by way of amendment, with the consent of the holders of a majority in aggregate principal amount of the then outstanding of such series of Notes. This includes consents obtained in connection with a purchase of Notes or a tender offer for Notes of such series of Notes.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):
(1)
reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter the payment provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”), provided that the provisions regarding the notice and timing thereof may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes;

(3)
reduce the rate of or extend the time for payment of interest on any Note;

(4)
waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)
make any Note payable in money other than that stated in the Notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest, if any, on the Notes;

(7)
waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)
make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the trustee may amend or supplement the Indenture or the Notes of such series:
(1)
to cure any ambiguity, mistake, defect or inconsistency;

(2)
to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for or confirm the issuance of Additional Notes;

(4)
to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5)
to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such holder;

(6)
to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law;

(7)
to conform the Indenture or the Notes to this “Description of Notes”; or

(8)
to make any amendment to the provisions of the Indenture or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP.”

Governing Law
The Indenture and the Notes will be governed by the laws of the State of New York.
Concerning the Trustee
If the trustee becomes a creditor of the Issuers, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.
The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee on behalf of the holders of Notes of such series, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.
Additional Information
Anyone who receives this offering memorandum may obtain a copy of the Indenture without charge by writing to the Issuers at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901, Attention: Corporate Secretary.
Certain Definitions
This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person, Indebtedness:
(1)
of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes of any series.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
“Asset Acquisition” means:
(a)
an Investment by CCO Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCO Holdings or any of its Restricted Subsidiaries or shall be merged with or into CCO Holdings or any of its Restricted Subsidiaries, or

(b)
the acquisition by CCO Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:
(1)
the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business consistent with applicable past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any Restricted Subsidiary of CCO Holdings or the sale of Equity Interests in any Restricted Subsidiary of CCO Holdings.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)
any single transaction or series of related transactions that:

(a)
involves assets having a fair market value of less than $100 million; or

(b)
results in net proceeds to CCO Holdings and its Restricted Subsidiaries of less than $100 million;

(2)
a transfer of assets between or among CCO Holdings and its Restricted Subsidiaries;

(3)
an issuance of Equity Interests by a Restricted Subsidiary of CCO Holdings to CCO Holdings or to another Wholly Owned Restricted Subsidiary of CCO Holdings;

(4)
a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5)
the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6)
any disposition of cash or Cash Equivalents;

(7)
any surrender or waiver of contract rights or settlement, including, without limitation with respect to Hedging Obligations;

(8)
like-kind property exchanges under Section 1031 of the Internal Revenue Code;

(9)
non-exclusive licenses of intellectual property; and

(10)
any sale or disposition of inventory or accounts receivable in the ordinary course of business.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date.
“Board of Directors” means the board of directors or comparable governing body of Charter or if so specified CCO Holdings, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.
“Bright House Acquisition Agreement” means that certain Contribution Agreement, dated as of March 31, 2015, as amended on May 23, 2015, by and among Charter Communications, Inc., certain of its subsidiaries and the other parties thereto.
“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.
“Capital Corp.” means CCO Holdings Capital Corp., a Delaware corporation, and any successor Person thereto.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1)
in the case of a corporation, corporate stock;

(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)
in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the fair market value of the non-cash proceeds) received by CCO Holdings or its Restricted Subsidiaries from and after April 1, 2010, in each case:
(x)
as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCO Holdings) of any Parent or CCO Holdings after April 1, 2010, or

(y)
from the issue or sale of Disqualified Stock, debt securities or other Indebtedness of CCO Holdings that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock, debt securities or other Indebtedness) sold to a Subsidiary of CCO Holdings).

“Cash Equivalents” means:
(1)
U.S. dollars;

(2)
securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thomson BankWatch Rating at the time of acquisition of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6)
corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7)
auction-rate Preferred Stocks of any corporation maturing not later than 90 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8)
securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9)
money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.
“CCO” means Charter Communications Operating, LLC, a Delaware limited liability company, and any successor Person thereto.
“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
“Change of Control” means the occurrence of any of the following:
(1)
the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCO Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCO Holdings or a Restricted Subsidiary;

(2)
the adoption of a plan relating to the liquidation or dissolution of CCO Holdings or a Parent (except the liquidation of any Parent into any other Parent); or

(3)
the consummation of any transaction, including any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCO Holdings or a Parent, measured by voting power rather than the number of shares.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, measured by voting power rather than the number of shares, and (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a Beneficial Owner.
“Charter” means Charter Communications, Inc., a Delaware corporation and the indirect parent of the Issuers, and any successor thereto.
“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
“Charter Parent Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCH II or any of its Subsidiaries or which refinances such Indebtedness; provided that:
(1)
the principal amount (or accreted value, if applicable) of such Charter Parent Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith);

(2)
such Charter Parent Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)
is classified as such by CCO Holdings.

“Charter Subsidiary Refinancing Indebtedness” means any Indebtedness of a Parent issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness (including Acquired Debt) incurred by CCO Holdings or any of its Subsidiaries or which refinances such Indebtedness; provided that:
(1)
the principal amount (or accreted value, if applicable) of such Charter Subsidiary Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2)
such Charter Subsidiary Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Consolidated EBITDA” means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:
(1)
Consolidated Interest Expense of such Person and its Restricted Subsidiaries;

(2)
income taxes;

(3)
depreciation expense;

(4)
amortization expense;

(5)
asset impairments or write-downs or write-offs;

(6)
all other non-cash items, extraordinary items, non-recurring and unusual items (including any restructuring charges, costs and expenses and charges, costs and expenses related to litigation settlements or judgments and/or charges, costs and expenses related to asset acquisitions and dispositions) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, non-recurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(7)
amounts actually paid during such period pursuant to a deferred compensation plan;

(8)
any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness;

(9)
all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes;

(10)
all costs, expenses and fees related to the issuance of the Notes;

(11)
the amount of “runrate” cost savings projected by the Issuers in good faith, net of the amount of actual benefits realized or expected to be realized (which cost savings shall be calculated on a pro forma basis as though they had been realized on the first day of such period) from actions taken or to be taken prior to or during such period; provided that (A) (x) such cost savings are reasonably identifiable and expected to be achieved based on such actions and (y) the benefits resulting therefrom are anticipated by the Issuers to be realized within twelve (12) months of such actions (B) the aggregate amount added back pursuant to this clause (11) for any period shall not exceed 20% of Consolidated EBITDA for such period prior to giving effect to this clause (11), provided further that this clause (11), for the avoidance of doubt, shall not result in an amount less than zero; and

(12)
for purposes of (x) the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (y) calculation of the Leverage Ratio in clause (15) under the caption “— Restricted Payments” only, Management Fees;

provided that Consolidated EBITDA shall not include:
(w)
the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except:

(i)
with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii)
with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(x)
solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (w) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries;

(y)
solely for purposes of clause (3) of the first paragraph of the covenant under the caption “— Certain Covenants — Restricted Payments,” the net income of any Restricted Subsidiary of CCO Holdings to the extent that the payment of dividends or similar distributions by such Restricted Subsidiary of such net income is restricted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under the caption “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided, that the net income of such Restricted Subsidiary shall be increased by the amount of dividends or other distributions or payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein; and

(z)
effects of any fresh start accounting adjustments.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:
(1)
the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2)
the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3)
the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

(2)
the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (x) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of CCO Holdings and the Restricted Subsidiaries less the sum of (1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of CCO Holdings and the Restricted Subsidiaries as at the end of the most recent ended fiscal quarter for which financial statements have been delivered pursuant to the Indenture, determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.
“Contribution Indebtedness” means Indebtedness or Disqualified Stock of CCO Holdings or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock or any cash contribution by an Issuer or a Restricted Subsidiary) made to the capital of CCO Holdings or a Restricted Subsidiary after the Issue Date (whether through the issuance of Capital Stock or otherwise); provided that such Contribution Indebtedness is incurred within 180 days after the making of the related cash contribution.
“Credit Facilities” means, with respect to CCO Holdings and/or its Restricted Subsidiaries, and with respect to any other entity as the context requires, one or more debt facilities (including indentures), in each case with banks, lenders or noteholders (other than a Parent of the Issuers) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) letters of credit, notes, guarantees, and commercial paper in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuers (the “Performance References”).
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
“Designated Parent Companies” means CCH II, Charter, CCH and Charter Holdings.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which the Notes are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCO Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCO Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any private or public issuance of Qualified Capital Stock of CCO Holdings or a Parent of which the gross proceeds to CCO Holdings or received by CCO Holdings as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million.
“Existing Indebtedness” means Indebtedness of CCO Holdings and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.
“GAAP” means generally accepted accounting principles in the United States which are in effect on September 27, 2010. At any time on or after the Issue Date, the Issuers may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuers may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuers shall give notice of any such election made in accordance with this definition to the trustee.
If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in the Indenture (an “Accounting Change”), then the Issuers may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.
“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)
interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)
interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3)
other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)
in respect of borrowed money;

(2)
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)
in respect of banker’s acceptances;

(4)
representing Capital Lease Obligations;

(5)
in respect of the balance deferred and unpaid of the purchase price of any property due more than six months after the property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6)
represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:
(1)
the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)
the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, in no event shall payments required to be made pursuant to the Bright House Acquisition Agreement be deemed to be Indebtedness.
“Investment Grade Rating” means a rating equal to or higher than (x) in the case of Moody’s, Baa3 (or the equivalent), (y) in the case of S&P, BBB− (or the equivalent) and (z) in the case of any other Rating Agency, the equivalent rating by such Rating Agency to the ratings described in clauses (x) and (y).
“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Issue Date” means the date the New Notes are first issued under the Indenture.
“Leverage Ratio” means, as to CCO Holdings, as of any date, the ratio of:
(1)
the Consolidated Indebtedness for borrowed money (less cash and Cash Equivalents that is unrestricted or is restricted in favor of holders of Indebtedness included in calculating “Consolidated Indebtedness”) of CCO Holdings on such date to

(2)
the aggregate amount of Consolidated EBITDA for CCO Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the “Reference Period”).

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a “pro forma basis” after giving effect to:
(1)
for purposes of making the computations referred to above, any Investments, acquisitions,

dispositions, mergers, consolidations and disposed operations that have been made by the Issuers or any of their Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the date of the calculation of the Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Reference Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into any Issuer or any of their Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable period;
(2)
the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3)
for purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of either Issuer including cost savings and synergies; provided that (x) such cost savings and synergies are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions, and (y) such actions have been taken or initiated or are expected to be taken or initiated within twelve (12) months of the date of determination.

Notwithstanding anything in the indenture to the contrary, when calculating the Leverage Ratio in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Reference Period, and, for the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Issuers or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition and the Issuers have elected to test such ratios on the date the definitive agreements for such Limited Condition Acquisition are entered into, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratio shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transactions shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized.
In calculating the amount of Consolidated Indebtedness on the date of determination for purposes of the first paragraph of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, the calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in the second paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Acquisition” means any acquisition, including by way of merger, by the Issuers or one or more of their Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“Make-Whole Premium” means, with respect to a Note at any redemption date, the greater of:
(i)
1.0% of the principal amount of such Note; and

(ii)
the excess of:

(1)
the present value at such redemption date of (A) the redemption price of such Note on May 1, 2026 (with such redemption price being that described in the table under “— Optional Redemption”) plus (B) all required remaining scheduled interest payments due on such Note through May 1, 2026, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semiannual bond equivalent basis; over

(2)
the principal amount of such Note on such Redemption Date.

“Management Fees” means the fees payable to Charter or any other Parent pursuant to the management and mutual services agreements between any Parent of CCO Holdings and/or Charter Communications Operating, LLC and between any Parent of CCO Holdings and other Restricted Subsidiaries of CCO Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided that any such new agreements or amendments or replacements of existing agreements is not more disadvantageous to the holders of the Notes in any material respect than such management agreements existing on the Issue Date; and further provided that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of Charter’s consolidated total revenues for the applicable payment period.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Proceeds” means the aggregate cash proceeds received by CCO Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.
“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to any Issuer or any Guarantor immediately prior to such date of determination.

“Parent” means (i) any of the Designated Parent Companies, and each of their respective successors (by way of conversion, merger and amalgamation), and/or any direct or indirect Subsidiary of the foregoing a majority of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns a majority of the Capital Stock of CCO Holdings, and any successor Person to any of the foregoing; and (ii) any holding company of the foregoing where the direct or indirect holders of the voting stock of such holding company immediately following the transaction where the holding company became a holding company are substantially the same as the holders of our voting stock immediately prior to that transaction. For purposes of the second paragraph “— Certain Covenants — Restricted Payments,” the term “Parent” shall include any corporate co-obligor if such Parent is a limited liability company or other association not taxed as a corporation.
“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.
“Permitted Investments” means:
(1)
any Investment in CCO Holdings or by CCO Holdings in CCO Holdings or in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCO Holdings in CCO Holdings or in another Restricted Subsidiary of CCO Holdings;

(2)
any Investment in Cash Equivalents;

(3)
any Investment by CCO Holdings or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)
such Person becomes a Restricted Subsidiary of CCO Holdings; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCO Holdings or a Restricted Subsidiary of CCO Holdings;

(4)
any Investment made as a result of the receipt of non-cash consideration from any Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)
any Investment made out of the net cash proceeds of the issue and sale after the Issue Date (other than to a Subsidiary of CCO Holdings) of Equity Interests (other than Disqualified Stock) of CCO Holdings (or cash contributions to the equity capital of CCO Holdings) to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “— Certain Covenants — Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6)
other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCO Holdings and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed the greater of (A) 4.5% of Total Assets and (B) $7 billion (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, provided that if such amount exceeds the initial amount of such Investment, such amount shall be added to the amount available under this clause) at any one time outstanding;

(7)
Investments in customers and suppliers in the ordinary course of business which either:

(A)
generate accounts receivable, or

(B)
are accepted in settlement of bona fide disputes;

(8)
Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into CCO Holdings or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(9)
any Investment (other than an Investment in a Restricted Subsidiary) existing or pursuant to agreements or arrangements in effect, on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(10)
Investments received as a result of a bankruptcy, workout, reorganization or recapitalization of customers or suppliers;

(11)
as a result of a foreclosure by CCO Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)
any Investment represented by Hedging Obligations not entered into for speculative purposes;

(13)
loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business or to finance the purchase of Equity Interests of CCO Holdings or any Parent and in an amount not to exceed $25 million at any one time outstanding;

(14)
Investments the payment for which consists of Equity Interests of CCO Holdings or any Parent (exclusive of Disqualified Stock of CCO Holdings);

(15)
Guarantees of Indebtedness permitted under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)
Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17)
Investments consisting of the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(18)
the creation of Liens on the assets of CCO Holdings or any of its Restricted Subsidiaries in compliance with “— Certain Covenants — Liens”;

(19)
Investments consisting of earnest money deposits acquired in connection with a purchase agreement or other acquisitions to the extent not otherwise prohibited under the Indenture;

(20)
without duplication of amounts that otherwise increased the amount available under one or more of the foregoing categories of Permitted Investments, investments made from the proceeds from any dividend or distribution by an Unrestricted Subsidiary to CCO Holdings or any of its Restricted Subsidiaries; and

(21)
Investments in an aggregate outstanding amount not to exceed an amount equal to the sum of the Total Leverage Ratio Proceeds and Declined Excess Proceeds that has not been utilized to make Restricted Payments in reliance on clause (17) of the second paragraph under “— Certain Covenants — Restricted Payments.”

“Permitted Liens” means:
(1)
Liens on the assets of, or Equity Interests in, a Restricted Subsidiary of CCO Holdings securing Indebtedness and other obligations under any of the Credit Facilities of such Restricted Subsidiary;

(2)
Liens in favor of CCO Holdings;

(3)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCO Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCO Holdings;

(4)
Liens on property existing at the time of acquisition thereof by CCO Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)
Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)
purchase money mortgages or other purchase money Liens (including, without limitation, any Capital Lease Obligations) incurred by CCO Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as:

(a)
such mortgage or lien does not extend to or cover any of the assets of CCO Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b)
such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capital Lease Obligation) only;

(7)
Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)
statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11)
Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12)
easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCO Holdings or any of its Restricted Subsidiaries;

(13)
Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14)
Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15)
Liens arising from the rendering of a final judgment or order against CCO Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16)
Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17)
Liens encumbering customary initial deposits and margin deposits, and other Liens, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCO Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18)
Liens consisting of any interest or title of licensor in the property subject to a license;

(19)
Liens on the Capital Stock of Unrestricted Subsidiaries;

(20)
Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21)
Liens incurred with respect to obligations which in the aggregate do not exceed the greater of (i) $300 million or (ii) 1.0% of Consolidated Net Tangible Assets at any one time outstanding;

(22)
Liens in favor of the trustee arising under the Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(23)
with respect to the Notes, Liens in favor of the trustee for its benefit and the benefit of holders of the Notes of such series, as their respective interests appear; and

(24)
Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCO Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that, unless otherwise permitted by the Indenture, no Indebtedness of any Restricted Subsidiary (other than, for the avoidance of doubt, a corporate co-issuer whose primary purpose is to act as a co-issuer and any Restricted Subsidiary that guarantees the Notes) may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the direct or indirect parent of such Restricted Subsidiary; provided, further, that:
(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith), except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)
such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes of such series, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes of such series on terms at least as favorable to the holders of Notes of such series as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Productive Assets” means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
“Rating Agencies” means (1) each of Moody’s, S&P and Fitch Ratings Ltd. and (2) if any of Moody’s, S&P, or Fitch Ratings Ltd. ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of CCO Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by CCO Holdings (as certified by a resolution of CCO Holdings’ Board of Directors) as a replacement agency for Moody’s, S&P, Fitch Ratings Ltd. or each of them, as the case may be.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.
“Screened Affiliate” means any Affiliate of a holder of the Notes (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuers or their Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which accounted for more than 10% of (i) the consolidated assets of such Person as of the last day of such Person’s most recently completed fiscal year or (ii) the Consolidated EBITDA of such Person for such Person’s most recently completed fiscal year and (b) in addition, with respect to CCO Holdings, Capital Corp.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any Person:
(1)
any corporation, association or other business entity (A) of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (B) in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and
(2)
any partnership:

(a)
the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b)
the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

To the extent an entity satisfies clause (1)(A) above and the referent Person owns no more than 50% of the total voting power of shares of Capital Stock of such entity, the Issuers may:
(i)
elect to designate such entity as a “Subsidiary”; provided that, unless such entity is designated as an Unrestricted Subsidiary in compliance with the Indenture, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such entity and such designation shall only be permitted if:

(1)
such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(2)
no Default or Event of Default would be in existence immediately following such designation;

and
(ii)
may subsequently elect that such entity is not a “Subsidiary,” so long as such designation is permitted by the covenant described under “— Certain Covenants — Investments.”

For purposes of designating such an entity as not being a Subsidiary:
(1)
the term “Investment” will include the portion (proportionate to CCO Holdings’ equity interest in such entity to be designated as not being a Subsidiary) of the fair market value of the net assets of such entity at the time that such entity is designated as not being a Subsidiary; provided, however, that upon a redesignation of such entity as a Subsidiary where the Investment of such Subsidiary is then a Permitted Investment, CCO Holdings will be deemed to continue to have an “Investment” in a Person that is not a Restricted Subsidiary in an amount (if positive) equal to (a) CCO Holdings’ Investment in such entity at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of CCO Holdings in good faith) of such entity at the time that such entity is so re-designated a Subsidiary; and

(2)
any property transferred to or from the entity that has been designated as not being a Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Total Assets” means the total assets of the Issuers and their Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers.
“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two business days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the applicable redemption date to May 1, 2026, provided, however, that if the period from the applicable redemption date is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the applicable redemption date to May 1, 2026 is less than one year, the weekly average yield on actuallly traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.
“Unrestricted Subsidiary” means (x) any Subsidiary of CCO Holdings that is designated by the Board of Directors of CCO Holdings or Charter as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary at the time of designation:
(1)
except to the extent not prohibited by “— Certain Covenants — Transactions with Affiliates” is not party to any agreement, contract, arrangement or understanding with CCO Holdings or any Restricted Subsidiary of CCO Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCO Holdings or any Restricted Subsidiary of CCO Holdings than those that might be obtained at the time from Persons who are not Affiliates of CCO Holdings unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain Covenants — Investments,” and Permitted Investments or Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales”; and

(2)
does not own any Capital Stock of any Restricted Subsidiary of CCO Holdings.

(y)
any Subsidiary of an Unrestricted Subsidiary.

Any designation of a Subsidiary of CCO Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” The Board of Directors of CCO Holdings or Charter may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:
(1)
such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(2)
no Default or Event of Default would be in existence immediately following such designation.

For purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary:
(1)
the term “Investment” will include the portion (proportionate to CCO Holdings’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of CCO Holdings at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary where the Investment of such Subsidiary is then a Permitted Investment, CCO Holdings will be deemed to continue to have an “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) CCO Holdings’ Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of CCO Holdings in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)
any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)
the sum of the products obtained by multiplying:

(a)
the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)
the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)
the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes certain U.S. federal income tax considerations relating to the exchange of original notes for new notes in the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change or different interpretations, possibly on a retroactive basis. As a result, the tax considerations of the exchange of original notes for new notes in the exchange offer could differ from those described below. This summary deals only with holders of original notes that hold the original notes as “capital assets” within the meaning of Section 1221 of the Code. This summary is general in nature and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to persons in special tax situations, such as financial institutions, individual retirement and other tax deferred accounts, insurance companies, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, tax exempt investors, broker-dealers, dealers in securities and currencies, U.S. expatriates, persons holding original notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, U.S. citizens or lawful permanent residents living abroad, corporations that accumulate earnings to avoid U.S. federal income tax, passive foreign investment companies, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the original notes being taken into account in an applicable financial statement (as defined in section 451 of the Code), persons subject to the base erosion and anti-abuse tax, U.S. holders whose functional currency is not the U.S. dollar, or U.S. holders that hold original notes through non-U.S. brokers or other non-U.S. intermediaries. Further, this discussion does not address the consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the Medicare tax on certain investment income and U.S. federal estate and gift tax laws) or the tax laws of any state, local or any non-U.S. jurisdiction, or any consequences that may result pursuant to Treasury regulations promulgated under Section 385 of the Code with respect to any holder that is considered related to Charter for purposes of such regulations. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.
If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of original notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partner and the partnership. Partnerships and partners in partnerships considering an investment in the original notes should consult their independent tax advisors about the U.S. federal income tax consequences of the exchange of original notes for new notes in the exchange offer.

Consequences of Tendering Original Notes
The exchange of your original notes for new notes in the exchange offer should not constitute an exchange for U.S. federal income tax purposes because the new notes should not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange offer should have no U.S. federal income tax consequences to you if you exchange your original notes for new notes. For example, there should be no change in your tax basis and your holding period should carry over to the new notes. In addition, the U.S. federal income tax consequences of holding and disposing of your new notes should be the same as those applicable to your original notes.
The U.S. federal income tax discussion set forth herein is included for general information only and may not be applicable depending upon a holder’s particular situation. Investors should consult their own tax advisors with respect to the tax consequences to them of the the exchange of original notes for new notes in the exchange offer, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.
PLAN OF DISTRIBUTION
A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.
We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.
For a period of 180 days after consummation of the exchange offer (or, if earlier, until such time as any broker-dealer no longer owns any registrable securities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
The validity of the new notes offered in this prospectus will be passed upon for the Issuers by Kirkland & Ellis, LLP.

EXPERTS
The consolidated financial statements of CCO Holdings, LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, incorporated by reference herein, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing in the Annual Report on Form 10-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed with the SEC on February 5, 2021, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
WHERE YOU CAN FIND MORE INFORMATION
The indenture governing the new notes provides that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the new notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act, subject to certain exceptions described in “Description of Notes — Reports.”
This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this offering and the new notes (including but not limited to the indenture governing the new notes, but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCO Holdings, LLC, 400 Atlantic Street, Stamford, Connecticut, 06901, telephone number (203) 905-7801.

Completed letters of transmittal and any other documents required in connection with surrenders of original notes for conversion should be directed to the exchange agent at the address set forth below. Any requests for assistance in connection with the exchange offer or for additional copies of this exchange offer prospectus or related materials should be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.
The exchange and information agent for the exchange offer is:
The Bank of New York Mellon Trust Company, N.A.
c/o BNY Mellon
Corporate Trust Operations- Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Joseph Felicia
Tel: 315-414-3349 Fax: 732-667-9408
Email: CT_Reorg_Unit_Inquiries@bnymellon.com